Exhibit 23.3

Consent of Independent Auditor

The Board of Directors

Linde Aktiengesellschaft:

We consent to the use of our report dated February 19, 2018, with respect to the consolidated group statements of financial position of Linde Aktiengesellschaft as of December 31, 2017 and 2016, and the related consolidated group statements of profit or loss, comprehensive income, cash flows and changes in group equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

October 31, 2018